Colorado BondShares – A Tax Exempt Fund

For the period ending: 09/30/2014

File number: 811-05009

Sub-Item: 77Q(1)

November 5, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Colorado BondShares – A Tax-Exempt Fund (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K of Form N-SAR, as part of the Form N-SAR of Colorado BondShares – A Tax-Exempt Fund dated September 30, 2014. We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,

PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP, 1900 16th Street, Suite 1600, Denver, CO 80202-5258

T: (720) 931 7000, F: (720) 931 7100, www.pwc.com/us